EXHIBIT 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (“Agreement”) is entered into by James C. O’Shea on behalf of himself and his agents, heirs, executors, assigns (“Executive”), Bioject Inc. (“Bioject”) and Bioject Medical Technologies Inc. (“BMT”), and their successors and assigns, and the present and former owners, directors, officers, employees, and agents of any of them (collectively, the “Company”).  For purposes of this Agreement, Executive and the Company are collectively referred to as “the Parties.”

RECITALS

A.            Executive’s employment with Bioject will terminate on December 31, 2006.

B.            Executive and Bioject wish to enter into this Agreement pertaining to Executive’s separation from Bioject in order to have a favorable transition and resolve any and all outstanding matters between Executive and Bioject.

AGREEMENT

1.                                      SEPARATION DATE; PAY AND BENEFITS; CONSULTING RESPONSIBILITIES.

1.1          SEPARATION DATE.  Executive’s date of separation of employment with the Company will be December 31, 2006 (the “Separation Date”).  Prior to the Separation Date, Executive will fully cooperate in diligently transitioning his duties.

1.2          PAY AND BENEFITS.  Through the Separation Date, Executive will (a) remain on the Bioject payroll and continue to receive prorated bi-weekly payments of Executive’s annual base salary of $371,258.00 (the “Base Salary”), which will be paid on Bioject’s regular paydays in accordance with its normal practices; (b) continue to accrue vacation, sick leave, and remain eligible to participate in health benefits under the then-current Company benefit programs; and (c) continue to be eligible to be reimbursed for any reasonable pre-approved business expenses incurred by Executive, subject to Bioject’s normal practices regarding reimbursement of business expenses.

1.3          FINAL WAGES AND ACCRUED VACATION.  On the Separation Date, Bioject will pay Executive for all final wages and any accrued but unused vacation time.

1.4          CONSULTING OBLIGATIONS.  From January 1, 2007 through December 1, 2007, Executive agrees that he will be available to respond to reasonable requests by the officers or directors of the Company to consult regarding the affairs of the Company.  Executive agrees to use his reasonable best efforts to perform his consulting responsibilities under this Agreement.

1.5          LITIGATION SUPPORT.  Executive agrees to cooperate for a period through December 31, 2007 in defense or prosecution of ongoing or future litigation or claims involving the Company about which Executive has knowledge.

2.             SEVERANCE BENEFITS.  Subject to Executive’s compliance with the requirements of this Agreement, including without limitation, the provisions of Section 4, Bioject will pay Executive the following separation benefits pursuant to the terms of this Agreement:

2.1          SEPARATION PAY.  Separation pay of $371,258.00, less applicable taxes and withholdings (the “Separation Pay”) will be paid to Executive in equal bi-weekly installments, on dates generally coinciding with regular Bioject paydays, commencing on the first Bioject payday occurring after the Separation Date (the “Payment Period”) and ending on or about December 31, 2007 (or the closest payday to that date.  Except as may be otherwise expressly provided herein, during the Payment Period and thereafter, Executive will not be entitled to participate in or accrue any employee benefits, including without limitation, vacation or bonuses.

2.2          BENEFITS.  Executive acknowledges that Executive’s coverage under Bioject’s group health plan will terminate on December 31, 2006.  Executive may immediately thereafter exercise whatever rights Executive may have under COBRA to continue medical benefits under Bioject’s group health plan.   Should Executive exercise Executive’s right of continued coverage under COBRA, Bioject will pay the cost of Executive’s premium under COBRA (including medical, dental and vision, but excluding medical flexible spending account) for a period of twelve (12) months, commencing on January 1, 2007.

2.3          STOCK OPTIONS.  All stock options which have previously been awarded to Executive under any BMT stock incentive plan, including any amended plan, and the BMT incentive stock option and restricted stock unit award agreements (hereinafter referred to collectively as the “BMT Stock Awards”), but are not yet vested, will be 100% vested on the Effective Date; provided, however, that those restricted stock unit awards that vest based on performance shall continue to vest based on performance through the end of 2006, with any units that do not vest at the end of such performance period then ending to be forfeited.  A list of all such BMT Stock Awards is attached hereto as Appendix A.  Executive acknowledges that the list is complete and accurate.  Pursuant to the terms of the BMT Stock Awards, Executive may exercise the stock options under the incentive stock option agreements (“ISO”) in whole or in part at any time prior to two (2) years from the Effective Date of this Agreement.  Executive acknowledges that as a result of the extension of the exercise period to a time beyond three (3) months after termination of employment, the ISOs may become nonqualified stock options and cease to receive their favorable tax treatment.  Except as expressly set forth in this Section 2.3, all the other conditions and restrictions in the Incentive Stock Option Agreement(s), the Restricted Stock Unit Grant Agreement, and the Plan, shall remain in effect.

2.4          RESIGNATION OF OFFICER POSITION.  On the Separation Date, Executive agrees to resign his position as an officer of Bioject or BMT or any other entity in which Executive holds a position at the request of Bioject or BMT.

2.5          EFFECT OF DEATH.   In the event that Executive dies after having executed the release, but prior to receiving all separation pay due under Section 2.1, Company will provide all remaining payments, as scheduled, to Executive’s surviving spouse, if any, or to his estate if there is no surviving spouse.

3.             TAXES.  All payments made and other benefits offered by the Company under this Agreement, including those benefits relating to BMT Stock Awards as described in Section 2.3, will be subject to applicable tax withholding, employer taxes and/or other federal, state, social security, local taxes, or any other taxes or deductions required by law.  All payments will be paid in United States currency.

4.             WAIVER AND RELEASE.

4.1          Executive completely releases and forever discharges Bioject, BMT, all predecessors and successors for such entities, and all officers, directors, employees, agents, shareholders, representatives and insurers of the aforementioned (hereinafter, the “Released Parties”) from any and all liability, damages or causes of action, claims, reimbursements, charges, judgments, or obligations of whatever kind or character Executive has or may have against the Released Parties, including, without limitation, any claims under any federal, state or local laws or regulations, including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; Title VII of the Civil Rights Act of 1964; claims under the Civil Rights Action of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 USC § 1981, 1981a, 1983, 1985, or 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938 as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; and all amendments to each such Act as well as the regulations issued; or any other federal, state, or local laws, rules or regulations, including any insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations; public policy, contract or tort laws, or any claim of retaliation under any law.  Executive’s release of all claims against the Released Parties also including, without limitation, any claim arising under common law, including, but not limited to, causes of action for wrongful termination; discrimination on the basis of age, sex, race, or national origin or any other basis; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; fraud; conspiracy to commit any act mentioned herein; breach of the employment offer letter or of any other contract (whether express or implied, oral or written); breach of the implied covenant of good faith and fair dealing; interference with business advantage; interference with prospective economic advantage; interference with contractual relationship; defamation; failure to pay compensation of any kind, or to pay equal compensation for equal work; or any other action whether cognizable in law or in equity, based upon any conduct up to and including the date of the Effective Date of this Agreement.  This release also includes, without limitation, all claims under Executive’s Employment Agreement.  Executive further covenants that he will not initiate any claim against the Released Parties arising out of or relating to his employment or the termination of his employment, or his Employment Agreement.

4.2          Executive represents and warrants that he has not assigned or subrogated any claim that he it has or may have against the Released Parties, or authorized any other person or entity to assert such a claim or claims on Executive’s behalf.

4.3          Executive agrees that as a material term of this Agreement and as a condition precedent for any payment of severance compensation, he shall sign and enter into the Supplemental Release that is attached as Appendix B on or immediately after December 31, 2006.  Executive understands that the Supplemental Release will release all claims against the Released Parties for all acts or omissions through the Separation Date.

5.             ADEA WAIVER.  Executive knowingly and voluntarily agrees to waive any rights or claims arising out of or relating to the federal Age Discrimination in Employment Act (29 USC) Section 621 et seq.) (“ADEA”) and Executive represents and acknowledges that he has been informed of the following:  (a) Executive is waiving any and all rights or claims that Executive may have arising under the ADEA; (b) Executive knows and understands that in exchange for the waiver of Executive’s rights under this Agreement, Executive is receiving consideration in addition to any consideration to which Executive is already entitled; (c) Executive has had ample time to review and analyze this entire Agreement, and understands its final and binding effect; (d) Executive was given at least twenty-one (21) days to consider this Agreement before signing it; (e) Executive has seven (7) days to revoke this Agreement after signing and submitting it by notifying in writing of such revocation; (f) Executive acknowledges that he has been, and hereby is, advised that he may wish to have this Agreement reviewed by an attorney of his choice.

6.             REVOCATION PERIOD AND EFFECTIVE DATE.  This Agreement may be accepted by Executive by delivering the Agreement signed by or on behalf of Executive to Bioject by no later than twenty-one (21) days following the receipt by Executive of this Agreement.  The signed agreement must be delivered to the following address:  20245 S.W. 95th Avenue Tualatin, Oregon 97062, Attn:  C. Farrell.  This Agreement shall become effective on the eighth (8th) day after the day that Executive executes and delivers the Agreement, provided that the Agreement has not been rescinded or revoked (“Effective Date”).  In the event of any such revocation of this Agreement, the obligations contained herein and in the Agreement shall be null and void and of no further force and effect, and there shall be no obligation by Bioject to pay the sums, or provide the benefits, otherwise provided for in this Agreement.

7.             COMPANY PROPERTY.  Executive represents and warrants that as of the Separation Date Executive has turned over to Bioject all files, memoranda, keys, credit cards, manuals, equipment (with the exception of Executive’s personal computer), data, records and other documents, including electronically recorded documents and data, and physical property that Executive received from Bioject or its or their employees or that Executive generated in the course of employment with Bioject , including all confidential and/or proprietary information.

8.             CONFIDENTIALITY.  In the course of Executive’s employment with Bioject, Executive acquired information the Company considers to be confidential (“Confidential Information”).  For purposes of this Agreement, “Confidential Information” means trade secrets, and all other information about the Company or relating to the business of the Company that is not generally available to the public and is deemed proprietary or confidential by the Company, whether recorded or merely remembered.  Confidential Information includes, but is not limited to, programs, compensation information, identity of or confidential information about customers, clients or patients, sources of finance or suppliers, market surveys, business or marketing plans, prospective business interests, contract terms, licenses, strategic information, procedures, financial information, and personnel information. Executive understands and agrees that such Confidential Information was disclosed to Executive in confidence and for the benefit and use of only the Company.  Executive acknowledges that he has no ownership right or interest in any Confidential Information used or developed during the course of Executive’s employment.  Executive understands and agrees that (a)  Executive will keep such Confidential Information confidential at all times after termination of Executive’s employment with the Company and (b) Executive will not make use of Confidential Information on Executive’s behalf or on behalf of any third party.  Executive represents and warrants that Executive has not disclosed or revealed, either directly or indirectly, or used in any way Confidential Information, except as authorized by Bioject.  Executive agrees to keep the terms of this Agreement confidential, and will not disclose any information concerning this Agreement or its terms to anyone other than Executive’s immediate family, legal counsel, and financial advisors, who will also be bound by this confidentiality clause.  The obligations of confidentiality under this provision are in addition to any obligations imposed under federal or state laws.  Nothing in this provision prohibits disclosures required by law or the legal process.

9.             BINDING EFFECT.  This Agreement is and shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, affiliates, predecessors, successors and assigns.

10.          AMENDMENT/SEVERABILITY.  This Agreement may be modified only in a writing signed by Executive and an officer of Bioject.  The provisions of this Agreement are severable, and if any provision of it is found to be unlawful or unenforceable, it shall be deemed narrowed to the extent required to make it lawful and enforceable.  If such modification is not possible, such provision shall be severed from the Agreement and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

11.          LITIGATION.  In any dispute arising from this Agreement the prevailing Party shall be entitled to costs and attorneys fees.  This Agreement shall be governed by and interpreted under the laws of the State of Oregon, without reference to its choice of law provisions.   Any action to enforce this Agreement shall be filed exclusively in the State of Oregon in State or U.S. District Court.

12.          OTHER.  In executing this Agreement, Executive did not rely upon any representation or statement by any representative of Bioject concerning the subject matter of this Agreement, except as expressly stated in the Agreement.  Executive represents and warrants that Executive is the sole owner of all claims, demands and causes of action referred to in this Agreement, and has not assigned, transferred, or otherwise disposed of his right or interest in those matters.  Except as may be otherwise provided in this Agreement, this Agreement,  supersedes all agreements and understandings between Executive and Bioject pertaining to Executive’s separation from employment; provided, however, that Executive’s obligations under Section 6 of the Executive Employment Agreement, dated October 3, 1995, between Executive and the Company, as amended August 31, 2004, shall remain in full force and effect.

Bioject Inc.

/s/ JAMES C. O’SHEA	By:	/s/ JERALD S. COBBS
(Executive’s Signature)
	Its:	Director
James C. O’Shea
(Print name)	Date:	November 14, 2006

November 13, 2006	Bioject Medical Technologies Inc.

(Date)	By:	/s/ JERALD S. COBBS

(Executive’s Address)	Its:	Director

20245 SW 95th Avenue	Date:	November 14, 2006
Tualatin, Oregon 97062

APPENDIX A

INCENTIVE STOCK OPTIONS

•      52,679 OPTIONS PER 12/02/99 AGREEMENT AT A PRICE OF $3.188 PER SHARE

•                  30,000 OPTIONS PER 03/20/00 AGREEMENT AT A PRICE OF $12.875 PER SHARE

•                  70,000 OPTIONS PER 03/08/01 AGREEMENT AT A PRICE OF $10.063 PER SHARE

•                  100,000 OPTIONS PER 10/15/01 AGREEMENT AT A PRICE OF $11.05 PER SHARE

•                  100,000 OPTIONS PER 03/07/02 AGREEMENT AT A PRICE OF $4.60 PER SHARE

•                  51,000 OPTIONS PER 12/20/02 AGREEMENT AT A PRICE OF $2.08 PER SHARE

•                  65,000 OPTIONS PER 06/23/03 AGREEMENT AT A PRICE OF $3.90 PER SHARE

RESTRICTED STOCK AWARDS

•                  36,667 SHARES PER 3/11/05 AGREEMENT

•                  45,000 SHARES PER 12/08/05 AGREEMENT

•                  30,000 SHARES PER 01/19/06 AGREEMENT

•                  30,000 SHARES PER 01/19/06 CONDITIONAL 2006 PERFORMANCE SHARES

•                  50,000 SHARES PER 01/19/06 CONDITIONAL LONG-TERM PERFORMANCE SHARES

•                  250,000 SHARES PER 06/1/06 CONDITIONAL 2006 PERFORMANCE SHARES

APPENDIX B

SUPPLEMENTAL RELEASE

Executive hereby fully and finally releases and discharges the Released Parties (as defined in Section 4.1 of the attached Agreement), from any and all claims arising out of or related to Executive’s employment at Bioject or BMT, and any actions or omissions by the Released Parties or any of them up to and including December 31, 2006.  This Supplemental Release includes, without limitation, all claims under any statutes, and causes of action or theories referenced in Section 4.1 of the accompanying Agreement.

I have read the foregoing Supplemental Release and understand that by signing below I am voluntarily releasing and discharging all claims I may have relating to my employment as described above.

NOT TO BE SIGNED UNTIL ON OR AFTER DECEMBER 31, 2006.

James C. O’Shea